Exhibit 19.1

OMEROS CORPORATION

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INSIDER TRADING POLICY

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Adopted June 26, 2023

TABLE OF CONTENTS

(Continued)

ii

INTRODUCTION

Omeros Corporation (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”).

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors (Board members), officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person would have entered into the transaction even if he or she did not know the information.

Disclosing material nonpublic information directly or indirectly to others who then trade on that information or who make recommendations or express opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual Board members, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (FINRA) and The Nasdaq Stock Market use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

●	damages in a private lawsuit;

●	disgorging any profits made or losses avoided;

●	imprisonment for up to 20 years;

●	criminal fines of up to $5 million for individuals and $25 million for entities;

●	civil fines of up to three times the profit gained or loss avoided;

●	a bar against serving as an officer or director of a public company; and

●	an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $2.479 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Compliance Officers

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Company’s General Counsel or another attorney in the Company’s Legal Department designated by the General Counsel (the “Compliance Officers”). The Compliance Officers are generally responsible for the administration of this Policy. The Compliance Officers may select others to assist with the execution of their duties (including pre-clearance of trades).

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to both of the Compliance Officers at the Company’s principal executive offices. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. While we will attempt to accommodate your desire to remain anonymous, we may need to know and disclose your identity to conduct an investigation and, if any is required, to take remedial action.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all regarding insider trading. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all Board members, officers and employees of the Company as well as other individuals that the Company may designate as being subject to this Policy by written notice from a Compliance Officer to such individual (each a “designated person”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. References in this Policy to “you” (as well as general references to Board members, officers, employees, contractors and consultants of the Company and designated persons) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies when that information is obtained in the course of employment with, or other services performed on behalf of, the Company, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of such other companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the relevant blackout period and any other trading restrictions imposed by applicable law and regulation.

No exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

●	Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;

●	Restatements of financial results, or material impairments, write-offs or restructurings;

●	Changes in independent auditors, or notification that the Company may no longer rely on an audit report;

●	Business plans or budgets;

●	Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

●	Impending bankruptcy or financial liquidity problems;

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Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

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Clinical and development data, communications with or submissions to the U.S. Food and Drug Administration or foreign counterpart agencies, product defects, warnings, alerts or recalls or significant pricing changes or other product announcements of a significant nature;

●	Therapeutic targets and product candidates;

●	Significant developments relating to intellectual property;

●	Significant legal or regulatory developments, whether actual or threatened;

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Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

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Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company; and

●	Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material,” you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Any questions as to whether information is nonpublic should be directed to a Compliance Officer.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure and/or Employee Proprietary Information and Inventions agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

All nonpublic information must only be used for company business purposes. You have an obligation to use all reasonable efforts to safeguard the Company’s nonpublic information. You may not disclose nonpublic information about the Company, or any other company, unless required by law or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information by the recipient (including entering into an appropriate confidentiality agreement that restricts the disclosure and use of the information, if applicable). This responsibility includes not disclosing nonpublic information in Internet discussion groups, chat rooms, bulletin boards, social media websites, blogs or other electronic media. In cases where disclosing nonpublic information to third parties is required, you should first coordinate with an attorney in the Legal Department so that appropriate confidentiality agreements can be put in place. The misuse of nonpublic information is contrary to Company policy and may also be a violation of law.

These policies are not intended to discourage employees from utilizing reporting procedures set forth in the Company’s Code of Business Conduct and Ethics or Whistleblower Policy or as required by law or regulation.

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions,” you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company when that information is obtained in the course of employment with, or other services performed on behalf of, the Company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that business relationship or transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving the Company’s securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company, and vice versa. You also should note that the Company’s Code of Business Conduct and Ethics prohibits you from acquiring a financial interest in other companies if your ownership would constitute a conflict of interest.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

Obligation to disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions,” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to a Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a Board member, you must disclose the information to the board of directors, before any transaction is permissible.

Responding to outside inquiries for information

The Company regularly enters into Confidentiality Agreements with business entities that permit the exchange of confidential information as may be necessary for the Company to conduct its business. In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, investor or reporter, for information, you should refer the inquiry to a “Designated Person” as described in the Company’s Corporate Communications Policy. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s Corporate Communications Policy for more details.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may from time to time institute special trading blackout periods. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent Board members and executive officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, or whether a blackout period is currently in effect, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions,” all individuals listed on Schedule I must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods.

Quarterly blackout periods begin on the 16th calendar day of the last month of each fiscal quarter (except with respect to the first quarter blackout period, which begins on the later of (i) the eighth full trading day following the date of public disclosure of the financial results for the fourth quarter of the preceding fiscal year or (ii) the 16th calendar day of the last month of the first quarter) and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

For example, the blackout period for the Company’s third fiscal quarter begins on September 16 each year. For hypothetical purposes only, if in 2016, the Company were to issue its earnings release for the third quarter on Wednesday, November 2 after market close, the blackout period would then end at the start of trading on Friday, November 4 — that is, assuming you were not in possession of material nonpublic information, you would be able to trade in Company securities again beginning on November 4, 2016. For purposes of this hypothetical, the blackout period would begin on September 16, 2016 and would end at the start of the trading day on November 4, 2016.

Individuals subject to quarterly blackout periods are listed on Schedule I. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officers may update and revise Schedule I as appropriate.

The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

Special blackout periods

From time to time, the Company may also prohibit Board members, officers, employees and designated persons from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance, clinical data or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by a Compliance Officer, and should not disclose to others the fact of such suspension of trading.

Regulation BTR blackouts

Board members and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. When applicable, the Company will provide separate memoranda and other appropriate materials to its Board members and executive officers regarding compliance with Regulation BTR.

The Company will notify Board members and executive officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions,” Board members and officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre‑clearance of the transaction from a Compliance Officer in consultation with the Chief Executive Officer (except for transactions by the Chief Executive Officer, in which case the Compliance Officer will consult with the Chairperson of the Audit Committee of the Board of Directors or the Lead Independent Director of the Board of Directors). In addition, the Company has determined that certain other employees of the Company that may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre‑clearance of the transaction from a Compliance Officer in consultation with the Chief Executive Officer. A Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer, General Counsel (if such Compliance Officer is not General Counsel), Vice President, Finance or Chief Financial Officer has pre‑cleared the transaction. In addition, a Compliance Officer may not pre-clear a transaction of any other employee in his or her department who is responsible for administering any part of this Policy. Individuals subject to pre‑clearance requirements are listed on Schedule II. From time to time, the Company may identify other persons who should be subject to the pre‑clearance requirements set forth above, and the Compliance Officers may update and revise Schedule II as appropriate.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre‑clearance of transactions by Board members and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.

The Compliance Officers are under no obligation to approve a transaction submitted for pre‑clearance, and in their sole discretion may determine not to permit the transaction.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short‑swing” transactions and (iii) limitations on short sales and other transactions applicable to Board members, executive officers, large shareholders and certain other persons. The Company has provided, or will provide, memoranda and other materials addressing these matters.

The Company has determined that those persons listed on Schedule III are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. The Compliance Officers may amend Schedule III from time to time as appropriate to reflect the election of new executive officers or Board members, any change in the responsibilities of executive officers or other employees and any promotions, demotions, resignations or departures.

Schedule III is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule III, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions

Transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities are prohibited under this Policy. Transactions in derivative securities may reflect a short‑term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short‑term performance at the expense of the Company’s long‑term objectives. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

Using Company securities as collateral for loans

If you are required to comply with Section 16 of the Exchange Act or pre-clearance requirements under this Policy (i.e., if you are listed on Schedule II or III), you may not pledge Company securities as collateral for loans unless such pledge is approved in accordance with the “Pledge/Margin Pre-Approval Process” set forth below. If you default on the loan, the lender typically is permitted to sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit under securities laws and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for executive officers and Board members), violations of this Policy and unfavorable publicity for you and the Company. For example, if a sale occurs during a regular quarterly blackout period, you will be in violation of this Policy. For these same reasons, even if you are not prohibited from pledging Company securities as collateral for loans, you should exercise significant caution when doing so.

Holding Company securities in margin accounts

If you are required to comply with Section 16 of the Exchange Act or pre-clearance requirements under this Policy (i.e., if you are listed on Schedule II or III), you may not hold Company securities in margin accounts in which Company securities may be sold without your consent unless such arrangement is approved in accordance with the “Pledge/Margin Account Pre-Approval Process” set forth below. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit under securities laws and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for executive officers and Board members), violations of this Policy and unfavorable publicity for you and the Company. For example, if a sale occurs during a regular quarterly blackout period, you will be in violation of this Policy. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise significant caution when doing so.

Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for executive officers and Board members), violations of this Policy and unfavorable publicity for you and the Company. You should inform any broker with whom you place any open order at the time it is placed that you are subject to this Policy and its blackout periods (and pre-clearance requirements, if applicable).

Pledge/Margin Account Pre-Approval Process

An exception to the above prohibitions on pledging Company securities as collateral for loans and holding Company securities in margin accounts may be granted in limited circumstances where a person wishes to pledge Company securities as collateral for a loan (but not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to a Compliance Officer, sufficiently in advance (at least two weeks) to enable evaluation of the pledge arrangement and, prior to the proposed execution of documents evidencing the proposed pledge:

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with respect to a proposed pledge by the Chief Executive Officer or any other executive officer, any Board member or any Compliance Officer, to obtain approval from the Board of Directors or the Audit Committee of the Board of Directors; or

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with respect to a proposed pledge by any other person subject to the pre-clearance requirements under this Policy (i.e., listed on Schedule II or III), to obtain approval from a Compliance Officer in consultation with (i) the Chief Executive Officer and (ii) either the Board of Directors or the Audit Committee of the Board of Directors.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, the affirmative defense provided by Rule 10b5-1 under the Exchange Act will apply if you enter into a contract, provide instructions or adopt a written plan for trading securities in good faith and when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5‑1 and (ii) has been provided to a Compliance Officer in the legal department for review prior to adoption or modification, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre‑clearance procedures or blackout periods established under this Policy. In reviewing a trading plan (including modifications to a trading plan), a Compliance Officer may, consistent with and in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5‑1. You must provide the Compliance Officer a reasonable amount of time, at least two weeks, to review any proposed new or modified trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5‑1 and ensuring that the trading plan complies with this Policy.

Following the review of a trading plan by a Compliance Officer, the executed trading plan, including proposed modifications to the trading plan, must be filed with a Compliance Officer in the legal department and must be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5‑1 and any other criteria established by the Company. The Company may, and, in the case of Board members and executive officers must to the extent required by applicable law, publicly disclose information regarding trading plans that you may enter into, modify or terminate. Attached as Annex A to this Policy are guidelines for preparing a trading plan and the minimum requirements that any trading plan must meet to comply with this Policy. The Compliance Officers may impose additional requirements consistent with and in furtherance of the objectives expressed in this Policy.

Receipt and vesting of stock options, restricted stock and stock appreciation rights

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements.

Exercise of stock options for cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock‑for‑stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply (i) to the sale of any securities issued upon the exercise of a stock option, (ii) to a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Certain 401(k) plan transactions

Although the Company currently does not offer its employees the ability to purchase or sell Company stock in a 401(k) plan, if the Company does offer this ability in the future these trading restrictions will not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions will apply, however, to elections you may make under the 401(k) plan (i) to increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) to move balances into or out of a Company stock fund, (iii) to borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) to pre‑pay a plan loan if the pre‑payment will result in the allocation of loan proceeds to a Company stock fund.

Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

Bona fide gifts and inheritance

The trading restrictions under this Policy do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution.

Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other exceptions

Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all Board members, officers, employees and designated persons of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each Board member, officer, employee and designated person of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy. Any failure to provide such an acknowledgment will not relieve the Board member, officer, employee or designated person from the obligation to comply with this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting a Compliance Officer.

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Nothing in this Insider Trading Policy creates or implies a contractual right, an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

The policies in this Insider Trading Policy do not constitute a complete list of company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.